As filed with the Securities and Exchange Commission on March 13, 2018
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDERTHE SECURITIES ACT OF 1933
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BRT APARTMENTS CORP.
(Exact Name of Registrant as Specified in It's Charter)

Maryland	13-2755856
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

60 CUTTER MILL ROAD, SUITE 303
GREAT NECK, NEW YORK 11021
(Address of Principal Executive Offices) (Zip Code)
____________________________

BRT APARTMENTS CORP. 2018 INCENTIVE PLAN
(Full Title of the Plan)
S. Asher Gaffney, Esq.
Secretary
BRT Apartments Corp.
60 Cutter Mill Road
Great Neck, New York 11021
(Name and Address of Agent for Service)
516-466-3100
(Telephone Number, Including Area Code, of Agent for Service)
_________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of "large accelerated filer," "accelerated filer" and "small reporting company"in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐
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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Shares of common stock, par value $0.01 per share	600,000	$10.30	$6,180,000	$769.41

(1)	This registration statement registers 600,000 of the registrant's shares of common stock, par value $0.01 per share, authorized for issuance under the registrant's 2018 Incentive Plan.
(2)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act") this registration statement shall also cover any of the registrant's common shares which become issuable under the registrant's 2016 Incentive Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of registrant's outstanding common shares.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act and is based upon the average of the high and low prices of the shares of common stock of the registrant as reported on the New York Stock Exchange on March 8, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a)
The Annual Report on Form 10-K filed by BRT Apartments Corp. (the “Registrant”) for the fiscal year ended September 30, 2017 filed December 14, 2017 and the Registrant’s definitive proxy statement filed January 22, 2018;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 30, 2017; and

(c)
The description of the Registrant’s shares of common stock contained in its Current Report on Form 8-K, filed on March 20, 2017, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

S. Asher Gaffney, Esq., who is providing an opinion on the legality of the shares of common stock being registered hereby, is counsel to, and corporate secretary of, the Registrant. Mr. Gaffney is eligible to participate in the 2018 Incentive Plan and may be deemed to beneficially own an aggregate of 13,250 shares of common stock of the Registrant.

Item 6.    Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our articles of incorporation, which we refer to as the "Charter," contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless the charter provides otherwise, which the Charter does not), to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

(a)	any present or former director or officer of ours who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity; or

(b)
any individual who, while a director or officer of ours or Old BRT (as defined) and at our or Old BRT’s request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in a proceeding by reason of his or her service in such capacity;

in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The term "Old BRT" refers to our predecessor, BRT Realty Trust.

We may also, with the approval of our Board of Directors, provide such indemnification and advancement of any expenses to any individual who served a predecessor of ours (including, without limitation, Old BRT and its direct and indirect subsidiaries) in any of the capacities described in (a) or (b) above and to any employee or agent of ours or a predecessor of ours.

We entered into customary indemnification agreements with our directors and executive officers that will require us, among other things, to indemnify our directors and executive officers against certain liabilities that may arise by reason of their status as directors or officers to the maximum extent permitted by Maryland law and provide for the advancement of expenses in connection therewith.

We maintain directors’ and officers’ liability insurance which will indemnify our directors and officers against damages (including legal fees and expenses), arising out of certain kinds of claims which might be made against them based on acts and things done (or not done) by them while acting in their capacity as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of S. Asher Gaffney, Esq. with respect to the legality of the securities being registered.

10.1	BRT Apartments Corp. 2018 Incentive Plan (incorporated by reference to the Current Report on Form 8-K filed on March 13, 2018).

23.1	Consent of S. Asher Gaffney (included in the opinion filed as Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.    Undertakings.

(a)   The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, BRT Apartments Corp. certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck Plaza, State of New York, on March 13, 2018.

BRT APARTMENTS CORP.

By: /s/Jeffrey A. Gould
Jeffrey A. Gould
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Jeffrey A. Gould, George E. Zweier and Mark H. Lundy, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933) and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 13, 2018.

Signature	Title
/s/ Israel Rosenzweig	Chairman of the Board of Directors
Israel Rosenzweig

/s/ Jeffrey A. Gould	Chief Executive Officer, President and Director
Jeffrey A. Gould	(Principal Executive Officer)

/s/ Alan H. Ginsburg	Director
Alan H. Ginsburg

/s/ Louis C. Grassi	Director
Louis C. Grassi

/s/ Fredric H. Gould	Director
Fredric H. Gould

/s/ Matthew J. Gould	Director
Matthew J. Gould

/s/ Gary Hurand	Director
Gary Hurand

Signature	Title
/s/Jeffrey Rubin	Director
Jeffrey Rubin

Director
Jonathan H. Simon

/s/ Elie Weiss	Director
Elie Weiss

/s/ George E. Zweier	Vice President and Chief Financial Officer
George E. Zweier	(Principal Financial Officer and Principal
Accounting Officer)